UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G/A

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 3)



                               SWISS MEDICA, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                          COMMON STOCK, $.001 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    87089c104
--------------------------------------------------------------------------------
                                 (CUSIP Number)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed: [X] Rule 13d-1(c)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                         (Continued on following page(s)

Page 1 of 4 Pages

-------------------                  -----
CUSIP No. 87089c104                  13G/A                     Page 2 of 4 Pages
-------------------                  -----



--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON.

     Alpha Capital Anstalt
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
     (a)  |_|
     (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Liechtenstein
--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                    4,552,000 Common stock
               -----------------------------------------------------------------
  NUMBER OF    6    SHARED VOTING POWER
   SHARES
BENEFICIALLY        None
  OWNED BY     -----------------------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           4,552,000 Common stock
    WITH       -----------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                    None
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     4,552,000 Common stock
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             |_|

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED AMOUNT IN ROW 9

     4.24%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     CO

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CUSIP No. 87089c104                  13G/A                     Page 3 of 4 Pages
-------------------                  -----


ITEM 1 (a) NAME OF ISSUER: Swiss Medica Inc.

ITEM 1 (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            53 Yonge Street, 3rd Floor, Toronto, Ontario, Canada M5E 1J3

ITEM 2 (a) NAME OF PERSON FILING: Alpha Capital Anstalt

ITEM 2 (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            Pradafant 7, Furstentums 9490, Vaduz, Liechtenstein

ITEM 2 (c) CITIZENSHIP: Liechtenstein

ITEM 2 (d) TITLE OF CLASS OF SECURITIES: Common Stock, $.001 par value

ITEM 2 (e) CUSIP NUMBER:  87089c104

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR
       13D-2(B):  Not applicable

ITEM 4 OWNERSHIP

      (a) AMOUNT BENEFICIALLY OWNED: 4,552,000 Shares of Common Stock

      (b) PERCENT OF CLASS: 4.24%

      (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

            (i) SOLE POWER TO VOTE OR DIRECT THE VOTE

                        4,552,000 Shares

            (ii) SHARED POWER TO VOTE OR DIRECT THE VOTE

                        0 Shares

            (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

                        4,552,000 Shares

            (iv) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

                        0 Shares

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CUSIP No. 87089c104                  13G/A                     Page 4 of 4 Pages
-------------------                  -----


ITEM 5 OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

      As of the date hereof, Alpha Capital Anstalt reports that it has ceased to be the beneficial owner of more than 5% of any class of securities of Swiss Medica, Inc.


ITEM 6 OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                  Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not applicable

ITEM 8 IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP

                  Not applicable

ITEM 9 NOTICE OF DISSOLUTION OF GROUP

                  Not applicable



                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          February 15, 2007
                                          --------------------------------------
                                          (Date)

                                          /s/ Konrad Ackerman
                                          --------------------------------------
                                          (Signature)

                                          Konrad Ackerman, Director
                                          --------------------------------------
                                          (Name/Title)